Exhibit 10.13

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

AMENDMENT LICENSE AGREEMENT

This Amendment to the License Agreement (“Amendment”) is made and entered into by and between Ultragenyx Pharmaceutical Inc., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 60 Leveroni Court, Novato, CA 94949 (“ Ultragenyx”), and Baylor Research Institute, a non-profit corporation organized and existing under the laws of the State of Texas, having its principal place of business at 3310 Live Oak Street, Suite 501, Dallas, Texas 75204 (“BRI ”).

RECITALS

A.	WHEREAS, Ultragenyx and BRI entered into a License Agreement (“Agreement”) dated September 20, 2012.

B.	WHEREAS, Both Parties wish to amend the Agreement as set forth below to further clarify the intent of the Parties when the Agreement was initially entered into.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows;

1.	This Amendment shall be effective as of March 22, 2013 (“the Effective Date”)

2.	The following shall be inserted to replace Section 5.1 in the Agreement

(a) As between the Parties, Ultragenyx, acting through outside patent counsel of its choice (“Patent Counsel”) , shall have the first right, but not the obligation, to take the lead in the preparation, filing, prosecution and maintenance of the BRI Patents in the Licensed Territory, at Ultragenyx’s cost and expense. BRI shall cooperate with Ultragenyx in filing and prosecution of such BRI Patents in the Licensed Territory, including by providing Ultragenyx with data and other information as appropriate and executing all necessary paperwork to enable Patent Counsel to file, prosecute, and defend BRI Patents directly with patent offices. Within [***] days after the Effective Date, BRI shall provide to Ultragenyx those copies of all patent filings, and the correspondence between BRI and patent authorities, for BRI Patents in the Licensed Territory existing as of the Effective Date. Within [***] days after Ultragenyx exercises the Ultragenyx Option pursuant to Section 2.2(a), BRI shall provide Ultragenyx those copies of all patent filings, and the correspondence between BRI and patent authorities, for BRI Patents in the Licensed Territory existing as of the date of exercise of the Ultragenyx Option that have not already been provided to Ultragenyx pursuant to this Section 5.1(a). Ultragenyx will keep BRI reasonably informed of the status of the prosecution of such BRI Patents in the Licensed Territory by providing a copy of any written response to be filed with the USPTO or a copy of any instruction letter to a foreign associate with respect to preparation of a response to be filed with the pertinent foreign patent office to counsel of BRI’s choice prior to such filing. BRI has the right to provide comment to Patent Counsel at BRI’s cost and expense. Ultragenyx will consider any comment provided by BRI counsel in good faith, but shall not be required to incorporate any such comment.

For the purpose of this Article 6, “prosecution” shall include any pre-grant and post-grant proceeding including patent interference proceeding, opposition proceeding and other similar proceedings, appeals or petitions to any Board of Appeals in the patent office, appeals to any court for any patent office decisions, reissues and reexamination proceedings, and applications for patent term extensions and the like.

(b) Ultragenyx will notify BRI of any decision not to file for, prosecute or maintain, or not to continue to pay the expenses of prosecution or maintenance of (collectively, “Patent Support”), any BRI Patents in the Licensed Territory. Ultragenyx will provide such notice at least [***] days prior to any filing or payment due date, or any other due date that requires action, in connection with such BRI Patent. In such event, BRI shall have the right, but not the obligation, to file for, or continue prosecution or maintenance of, such BRI Patent in the Licensed Territory, at its expense. In the event BRI does maintain such BRI Patent in the Licensed Territory and such BRI Patent in the Licensed Territory covers the applicable Product that triggers any royalty or milestone payment, Ultragenyx shall continue payment of the applicable royalties and milestones.

3.

Except as expressly provided in this Amendment, all other terms, conditions and provisions of the Agreement shall continue in full force and effect as provided therein. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the same meanings as such terms are defined in the Agreement

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Amendment to be executed by their duly authorized representatives.

Baylor Research Institute		Ultragenyx Pharmaceutical Inc.

By:	/s/ Paul Convery	By:	/s/ Thomas Kassberg
Name:	Paul Convery	Name:	Thomas Kassberg
Title:	Interim CO	Title:	CBO